Plumas Bank Announces New Leadership

QUINCY, California, March 30, 2010 –Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, announced that the employment relationship with Douglas N. Biddle has ended as of March 26, 2010. Mr. Biddle had formerly been the Company’s President and Chief Executive Officer.

Plumas Bank’s Chairman of the Board, Daniel E. West, commented, “The Bank has experienced some difficult challenges in the past several years. These challenges have required that we evaluate the need for strategic changes in direction and leadership so that we can proactively manage this institution through this difficult time. On behalf of the Board of Directors, I would like to take this opportunity to thank Doug Biddle for his many years of service to Plumas Bank and the leadership he provided over the years. We wish Doug and his family well.”

He continued, “Effective immediately, Andrew J. Ryback will be the interim President and Chief Executive Officer of Plumas Bancorp and Plumas Bank. We look forward to working with Andy and with the executive team to move the Company onward.”

Ryback responded, “I am honored to have the opportunity to serve as the Interim President of Plumas Bancorp and Plumas Bank and look forward to helping guide this institution through this challenging time.  Please be assured that the entire executive team is fully committed to our customers, employees and shareholders. We will work hard to get Plumas Bank back on track to its tradition of profitability and growth.”

Mr. Ryback joined Plumas Bank in 2001. In March, 2005 he was appointed Executive Vice President and Chief Financial Officer of Plumas Bancorp and Plumas Bank. Prior to joining the Bank, Mr. Ryback held the position of Vice President, Controller for Placer Sierra Bank in Auburn, California.  Mr. Ryback received his Bachelor of Science degree in Business Administration from California State University, Northridge and was a member of the honorary accounting fraternity, Beta Alpha Psi.  He is a graduate of Pacific Coast Banking School and is also a Certified Public Accountant. Mr. Ryback is very active in his community; he serves on the board for Sierra Cascade Family Opportunities, an organization which oversees the Head Start and State Pre-School programs of Northeastern California. He is also a member of the Quincy Volunteer Fire Department, the Plumas District Hospital Oversight Committee, and Toastmasters International.

Contact: Elizabeth Kuipers, V.P. Marketing Manager & Investor Relations Officer

elizabeth.kuipers@plumasbank.com

Ph: 530.283.7305 Fax: 530.283.9665

Plumas Bank 35 S Lindan Ave. Quincy, CA 95971